EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
11/8/2007	purchase	$4.91	300
11/8/2007	purchase	4.92	300
11/8/2007	purchase	4.93	400
11/8/2007	purchase	4.94	500
11/8/2007	purchase	4.95	1000
11/8/2007	purchase	4.96	300
11/8/2007	purchase	4.97	1100
11/8/2007	purchase	4.98	300
11/8/2007	purchase	4.99	200
11/8/2007	purchase	5.00	12,900